UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 8, 2023

Date of Report (Date of earliest event reported)

PETVIVO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-40715	99-0363559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5251 Edina Industrial Blvd. Edina, Minnesota	55349
(Address of principal executive offices)	(Zip Code)

(952) 405-6216

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PETV	The Nasdaq Stock Market LLC
Warrants	PETVW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 8, 2023, PetVivo Holdings, Inc., a Nevada Corporation (“Company”) executed a Confidential Settlement and Mutual Release Agreement having an effective date of March 14, 2022 (“Settlement Agreement”), with the Company’s former Chief Technology Officer and former director, Dr. David B. Masters (“Masters”).

Under the Settlement Agreement, Masters agreed to release any and all claims that he had, has, or may have against the Company arising out of any event occurring on or before the effective date of the Settlement Agreement, including claims that the Company owed him money for work that he had performed for the Company. Masters further agreed that he would continue to comply with his surviving obligations under the Consulting Agreement entered between the Company and Masters and having an effective date of September 1, 2020 (“Consulting Agreement”), including those obligations under Paragraph 6 thereof, which pertain to maintaining confidentiality of certain proprietary information and trade secrets of the Company.

Masters also agreed that for a period of three years beginning on the Effective Date of the Settlement Agreement and ending on March 14, 2025, Masters would notify the Company in writing of the name of any future employer, person, or business (collectively, the “New Business Partner”) to whom Masters provides services if such information is not permanently listed on Masters’ LinkedIn public profile. In the event that confidentiality provisions unilaterally imposed by such New Business Partner prohibit Masters from providing the required disclosure to the Company, Masters agrees to inform the New Business Partner in writing that he was a party to the Consulting Agreement and the Settlement Agreement, both of which are a matter of public record. Masters agrees to maintain a copy of the written notice signed by the New Business Partner which documents that the New Business Partner received the notice and is signed by an executive at the New Business Partner. Master agrees to provide a copy of this notice to the Company upon its request. The requirements described in this paragraph shall not apply to Masters’ provision of services outside of the veterinary, biomedical, or medical technology fields if such services do not directly or indirectly relate to or involve protein biomaterials, protein technology or the Company’s trade secrets or other proprietary information.

In exchange for Masters’ promises and other consideration under the Settlement Agreement, the Company agreed to pay Masters $180,000 within thirty days of execution of the Settlement Agreement. The Company also agreed to release Masters from any and all claims that it had, has, or may have against Masters arising out of any event occurring on or before the effective date of the Settlement Agreement (except it does not release Masters from any claims of the Company for breach by Masters of his confidentiality or trade secret obligations that the Company could have not discovered through reasonable due diligence, even if such claims related to any act, omission or event that occurred prior to the effective date of Settlement Agreement).

The descriptions of the Settlement Agreement and the Consulting Agreement contained herein do not purport to be complete and are qualified in their entirety by reference to the full texts of the Settlement Agreement and the Consulting Agreement, which are filed hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Confidential Settlement and Mutual Release Agreement entered into on September 8, 2023 by and between PetVivo Holdings, Inc. and David Masters
10.2	Consulting Agreement, effective September 1, 2020 between PetVivo Holdings, Inc. and David B. Masters (incorporated by reference to Exhibit 10.1 in the Company’s Form 8-K filed with the SEC on October 26, 2020).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETVIVO HOLDINGS, INC.

Date: September 13, 2023	By:	/s/ John Lai
John Lai, Chief Executive Officer